Exhibit 10.12

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTION 3(d) HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(d) HEREOF.

SENIOR SECURED NOTE

February 14, 2008
Note No.: SSN-001	$2,000,000

FOR VALUE RECEIVED, SONTERRA RESOURCES, INC. (f/k/a River Capital Group, Inc.), a Delaware corporation (the “Company”), hereby promises to pay to the order of The Longview Fund, L.P. or its permitted assigns (the “Holder”) the principal amount of Two Million Dollars ($2,000,000) when due, whether upon maturity, acceleration, redemption or otherwise, and to pay interest (“Interest”) on the unpaid principal balance hereof on each Interest Payment Date (as defined in Section 2) and upon maturity, or earlier upon acceleration or prepayment pursuant to the terms hereof, at the Applicable Interest Rate (as defined in Section 2). Interest on this Note payable on each Interest Payment Date and upon maturity, or earlier upon acceleration or prepayment pursuant to the terms hereof, shall accrue from the Issuance Date (as defined in Section 2) and shall be computed on the basis of a 365-day year and actual days elapsed.

Payments of Principal and Interest. All payments under this Note shall be made in lawful money of the United States of America by wire transfer of immediately available funds to such account as the Holder may from time to time designate by written notice in accordance with the provisions of this Note. Interest on the Principal shall be paid quarterly in arrears on each Interest Payment Date (as defined in Section 2). The Company has no right, but under certain circumstances has an obligation, to make payments of Principal of this Note prior to the Maturity Date (as defined in Section 2), except as set forth in Section 3 hereof. Whenever any amount expressed to be due by the terms of this Note is due on any day that is not a Business Day (as defined in Section 2), the same shall instead be due on the next succeeding day that is a Business Day. This Note and all Other Notes (as defined in Section 2) issued by the Company pursuant to the Securities Exchange Agreement (as defined in Section 2) on the Exchange Closing Date and any Additional Closing Dates, and all notes issued in exchange or substitution therefor or replacement or addition thereof are collectively referred to in this Note as the “Notes.”

Certain Defined Terms. Each capitalized term used in this Note, and not otherwise defined, shall have the meaning ascribed thereto in the Securities Exchange and Additional Note Purchase Agreement, dated as of August 3, 2007, pursuant to which this Note was originally issued (as amended by the February 2008 Amendment Agreement, dated as of February 14, 2008, and as may be further amended, modified, restated or supplemented and in effect from time to time, the “Securities Exchange Agreement”). For purposes of this Note, the following terms shall have the following meanings:

“3-Month LIBOR Rate” means the London Interbank Offered Rate of LIBOR with respect to a three-month period for deposits of United States Dollars as reported by Bloomberg Financial Markets (or any successor thereto, “Bloomberg”) at approximately 10:00 a.m. (New York time) through its “LIBOR Rates” function (accessed by typing “LR” [GO] on a Bloomberg terminal, and looking at the row entitled “3 MONTH” and under the column entitled “DOLLAR LIBOR”) (or such other page as may replace that page on that service, or such other service as may be selected jointly by the Company and the holders of the Notes). If such rate appears on the Bloomberg LIBOR Rates page on any date of determination of the 3-Month LIBOR Rate (a “LIBOR Determination Date”), the 3-Month LIBOR Rate for such date of determination will be such rate. If on any LIBOR Determination Date such rate does not appear on the Bloomberg LIBOR Rates page, the Company and the holders of Notes representing at least two-thirds (2/3) of the aggregate principal amount of the Notes then outstanding will jointly request each of four major reference banks in the London interbank market, as selected jointly by the Company and such holders to provide the Company with its offered quotation for United States dollar deposits for the upcoming three-month period, to prime banks in the London interbank market at approximately 4:00 p.m., London time on any such LIBOR Determination Date and in a principal amount that is representative for a single transaction in United States Dollars in such market at such time. If at least two reference banks provide the Company with offered quotations, 3-Month LIBOR Rate on such LIBOR Determination Date will be the arithmetic mean of all such quotations. If on such LIBOR Determination Date fewer than two of the reference banks provide the Company with offered quotations, 3-Month LIBOR Rate on such LIBOR Determination Date will be the arithmetic mean of the offered per annum rates that three major banks in New York City selected jointly by the Company and the holders of Notes representing at least two-thirds (2/3) of the aggregate principal amount of the Notes then outstanding quote at approximately 11:00 A.M. in New York City on such LIBOR Determination Date for three-month United States dollar loans to leading European banks, in a principal amount that is representative for a single transaction in United States dollars in such market at such time. If these New York City quotes are not available, then the 3-Month LIBOR Rate determined on such LIBOR Determination Date will continue to be 3-Month LIBOR Rate as then currently in effect on such LIBOR Determination Date.

“Applicable Interest Rate” means the Interest Rate, or, for so long as an Event of Default shall have occurred and be continuing, the Default Rate.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the city of New York are authorized or required by law to remain closed.

“Cash and Cash Equivalents” means (I) cash, (II) certificates of deposit or time deposits, having in each case a tenor of not more than six (6) months, issued by any United States commercial bank or any branch or agency of a non-United States bank licensed to conduct business in the United States having combined capital and surplus of not less than $250,000,000, and (III) money market funds, provided that substantially all of the assets of such funds consist of securities of the type described in clauses (I) or (II) immediately above, all as determined in accordance with GAAP applied on a consistent basis.

“Change of Control” means (i) the consolidation, merger or other business combination of the Company with or into another Person (other than (A) a consolidation, merger or other business combination in which holders of the Company’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, a majority of the combined voting power of the surviving entity or entities entitled to vote generally for the election of a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company), (ii) the sale or transfer of all or substantially all of the Company’s assets (including, for the avoidance of doubt, the sale of all or substantially all of the assets of the Included Subsidiaries in the aggregate); or (iii) the consummation of a purchase, tender or exchange offer made to and accepted by the holders of more than the 50% of the outstanding RCGI Common Shares, provided that such shares include more than 50% of the outstanding RCGI Common Shares held by Persons other than the Holder and its Related Persons.

“Collateral Agent” shall have the meaning ascribed to such term in the Security Agreement.

“Default Rate” means the per annum interest rate equal to the sum of (i) the Interest Rate plus (ii) two percent (2.0%) (i.e., 200 basis points).

“Dollars” or “$” means United States Dollars.

“Excluded Taxes” means, with respect to the Holder, or any other recipient of payment to be made by or on account of any obligations of the Company or any of the Subsidiaries under the Notes, the Securities Exchange Agreement or under any other Transaction Document, income or franchise taxes imposed on (or measured by) such recipient’s net income by the United States of America or such other jurisdiction under the laws of which such recipient is organized or its principal offices are located.

“Financial Covenant Test Failure” means that, as of any date of determination, (A) the Revenue from the sale of hydrocarbons and the provision of related services for the three-month period ending on such date is less than the Required Revenue as of such date, (B) the Total Proved Reserves as of such date are less than the Required Total Proved Reserves as of such date, or (C) the PRV Ratio as of such date is less than the Required PRV Ratio as of such date.

“Financial Covenant Test Failure Amount” means that, in the event that there is a Financial Covenant Test Failure, as of the date of any determination, an amount equal to the sum of:

(i) the product of (A) the result of (I) one (1) minus (II) the quotient of the Revenue for the three-month period ended on such date, divided by the Required Revenue for the three-month period ended on such date, multiplied by (B) the aggregate outstanding principal amount of all Notes then outstanding; plus

(ii) the product of (A) the result of (I) one (1) minus (II) the quotient of the PRV Ratio as of such date, divided by the Required PRV Ratio as of such date, multiplied by (B) the aggregate outstanding principal amount of all Notes then outstanding; plus

(iii) the product of (A) the result of (I) one (1) minus (II) the quotient of the Total Proved Reserves as of such date, divided by the Required Total Proved Reserves as of such date, multiplied by (B) the aggregate outstanding principal amount of all Notes then outstanding.

“Governmental Authority” means the government of the United States of America or any other nation, or any political subdivision thereof, whether state, provincial or local, or any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administration powers or functions of or pertaining to government over the Company, or any of their respective properties, assets or undertakings.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Amount” means as of any date, with respect to any Principal, all accrued and unpaid Interest (including any Interest at the Default Rate) on such Principal through and including such date; provided, however, that“Interest Amount” shall mean, as of any date from and including the Issuance Date until the entire Additional Interest Amount has been paid in full pursuant to this Note, with respect to any Principal, the sum of (i) all accrued and unpaid Interest (including any Interest at the Default Rate) on such Principal through and including such date plus (ii) any portion of the Additional Interest Amount that has not been paid to the Holder pursuant to this Note; and for purposes of this definition “Additional Interest Amount” means $30,466.62.

“Interest Payment Date” means the first Business Day of each calendar quarter, beginning with the calendar quarter that commences on April 1, 2007, through and including the last calendar quarter that commences prior to the Maturity Date.

“Interest Rate” shall initially mean the per annum interest rate equal to the sum of (a) the 3-Month LIBOR Rate in effect on the Issuance Date and (b) eight and one quarter of one percent (8.25%) (i.e., 825 basis points). Thereafter, the “Interest Rate” shall adjust as of the first Business Day of each calendar quarter thereafter (or, if not a London Banking Day, then on the First London Banking Day thereafter) to equal the per annum interest rate equal to the sum of (x) the 3-Month LIBOR Rate in effect on such date and (y) eight and one quarter of one percent (8.25%) (i.e., 825 basis points).

“Issuance Date” means the original date of issuance of this Note pursuant to the Securities Exchange Agreement, regardless of any exchange or replacement hereof.

“London Banking Day” means a day on which dealings in U.S. dollar deposits are transacted in the London interbank market.

“Maturity Date” means August 31, 2010, unless such date is not a Business Day, in which case “Maturity Date” shall mean the first Business Day following August 31, 2010.

“Original Principal Amount” means Two Million Dollars ($2,000,000).

“Other Notes” means all of the senior secured notes, other than this Note, that have been issued by the Company pursuant to the Securities Exchange Agreement and all notes issued in exchange or substitution therefor, addition thereto or replacement thereof.

“PDNP” as of any date of determination, means the total proved developed non-producing reserves of the Company and the Included Subsidiaries, determined as of such date of determination in accordance with SEC guidelines based on an independent reserve report prepared in good faith by the Petroleum Engineer in accordance with the Petroleum Engineer Report Guidelines attached as Exhibit A hereto (an “Independent Reserve Report”); provided, however, that PDNP shall mean zero unless (A) it is based upon an Independent Reserve Report (or an update thereof prepared (but not certified) by the Petroleum Engineer, which update includes all material adjustments to the amounts set forth in the most recent Independent Reserve Report to reflect the Company’s and the Included Subsidiaries’ oil and gas drilling, exploration, development and production since the date of such Independent Reserve Report (a “Reserve Update”)) that was current as of a date within 92 days of such date of determination, (B) the Company has publicly disclosed the PDNP in a Periodic Report as of a date within 274 days of such date of determination (based on an Independent Reserve Report that was current as of such date of determination), (C) the PDNP is based upon the same Independent Reserve Report or Reserve Update on which the PDP and PUD are based as of such date of determination, and (D) if the PDNP is not based upon an Independent Reserve Report (or a Reserve Update) that was current as of such date of determination, the Company reasonably believes, based upon its own analysis conducted in good faith and reflecting the Company’s and the Included Subsidiaries’ oil and gas drilling, exploration, development and production since the date of the Independent Reserve Report (or Reserve Update) on which the PDNP is based (the “Recent Production”) (and has certified to the Holder in the applicable Officer’s Certificate to the Holder that it so reasonably believes), that the PDP is not less than that disclosed in the Independent Reserve Report (or Reserve Update) on which the PDNP is based.

“PDP” means the total proved developed producing reserves of the Company and the Included Subsidiaries, determined in accordance with SEC guidelines based on an Independent Reserve Report; provided, however, that PDP shall mean zero unless (A) it is based upon an Independent Reserve Report (or a Reserve Update) that was current as of a date within 92 days of such date of determination, (B) the Company has publicly disclosed the PDNP in a Periodic Report as of a date within 274 days of such date of determination (based on an Independent Reserve Report that was current as of such date of determination), (C) the PDP is based upon the same Independent Reserve Report or Reserve Update on which the PDNP and PUD are based as of such date of determination, and (D) if the PDP is not based upon an Independent Reserve Report (or a Reserve Update) that was current as of such date of determination, the Company reasonably believes, based upon its own analysis conducted in good faith and reflecting the Recent Production (and has certified to the Holder in the applicable Officer’s Certificate that it so reasonably believes), that the PDP is not less than that disclosed in the Independent Reserve Report (or Reserve Update) on which the PDP is based.

“Periodic Report” means a quarterly report on Form 10-Q or 10-QSB, or an annual report on Form 10-K or 10-KSB under the 1934 Act.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof or any other legal entity.

“Petroleum Engineer” means a petroleum engineer selected and engaged by the Company and approved by the holders of Notes representing at least two-thirds (2/3) of the aggregate principal amount of the Notes then outstanding.

“Prepayment Notice” means a written notice from the Company to Holder indicating the Company’s commitment to prepay a specified amount of Principal, together with the applicable Interest Amount and Prepayment Premium with respect thereto on the applicable Prepayment Date.

“Prepayment Premium” means, with respect to any prepayment of Principal, (1) at any time during the period beginning on the Exchange Closing Date and ending on and including the day immediately preceding the first anniversary of the Exchange Closing Date, 3% of the amount of Principal so prepaid or required to be prepaid, (2) at any time during the period beginning on and including the first anniversary of the Exchange Closing Date and ending on and including the day immediately preceding the second anniversary of the Exchange Closing Date, 2% of the amount of Principal so prepaid or required to be prepaid, (3) at any time during the period beginning on and including the second anniversary of the Exchange Closing Date and ending on and including the day immediately preceding the Maturity Date, 1% of the amount of Principal so prepaid or required to be prepaid; provided, that (i) in respect of any prepayment of Principal occurring on or after the Company’s public announcement of a pending, proposed or intended Change of Control, but before the abandonment or termination thereof and public announcement of such abandonment or termination, or (ii) in respect of any prepayment of Principal pursuant to Section 4(b) occurring as a result of an Event of Default set forth in clause (i), (ii), (iii), (iv), (vii), (viii), (ix), (x), (xi), (xii), (xiii), (xiv) or (xv) of Section 4(a), “Prepayment Premium” shall mean an amount equal to twenty percent (20%) of the amount of Principal so prepaid or required to be prepaid.

“Principal” means the outstanding principal amount of this Note as of any date.

“Pro Rata Financial Covenant Test Failure Amount” means, as of the date of any determination, an amount equal to the sum of (i) the product of (A) a fraction, of which the numerator is the outstanding Principal as of such date, and of which the denominator is the aggregate outstanding principal amount of all Notes as of such date, multiplied by (B) the Financial Covenant Test Failure Amount, and (ii) the Interest Amount with respect to such Principal as of the date such amount is paid to the Holder.

“PRV Ratio” means, as of any date of determination, the quotient of:

(I) the result of:

(i) (A) the product of the aggregate actual PDP and PDNP mcfe of the Company’s and the Included Subsidiaries’ oil and gas properties and interests in which the holders of the Notes have a valid, first priority, perfected security interest as of such date of determination, multiplied by (B) the relevant hub spot price as of such date of determination multiplied by (C) 40%; plus

(ii) the product of (A) the actual PUD mcfe of such properties multiplied by (B) relevant hub spot price multiplied by (C) 15%; plus

(iii) the product of (A) the fair market value as of such date of determination of the pipeline systems and separation or tank farm facilities with respect to such properties that are owned by the Company or the Included Subsidiaries and in which the holders of the Notes have a valid, first priority, perfected security interest, as determined in good faith by a Qualified Appraiser, multiplied by (B) (1) on or prior to the one year anniversary of the Exchange Closing Date, 40% or (2) after the one year anniversary of the Exchange Closing Date but on or prior to the two year anniversary of the Exchange Closing Date, 20% and (3) thereafter, 0%; plus

(iv) the aggregate Cash and Cash Equivalents of the Company and the Included Subsidiaries, the aggregate hydrocarbon receivables of the Company and the Included Subsidiaries, and the market value of hedges of the Company and the Included Subsidiaries, each as of such date of determination, as set forth in the financial statements included in the Periodic Report for the fiscal quarter or year ended on such date of determination; minus

(vii) the aggregate hedge margin collateral of the Company and the Included Subsidiaries, the aggregate hydrocarbon payables of the Company and the Included Subsidiaries, and the aggregate accrued cash expenses of the Company and the Included Subsidiaries, each as of such date of determination, as set forth in the financial statements included in the Periodic Report for the fiscal quarter or year ended on such date of determination; minus

(x) the aggregate Indebtedness for borrowed money of the Company and the Subsidiaries due within one year (excluding the Notes), as of such date of determination, as set forth in the financial statements included in the Periodic Report for the fiscal quarter or year ended on such date of determination ;

divided by

(II)	the aggregate outstanding principal amount of all Notes.

“PUD” means the total proved undeveloped reserves of the Company and the Included Subsidiaries, determined in accordance with SEC guidelines based on an Independent Reserve Report; provided, however, that PUD shall mean zero unless (A) it is based upon an Independent Reserve Report (or a Reserve Update) that was current as of a date within 92 days of such date of determination, (B) the Company has publicly disclosed the PDNP in a Periodic Report as of a date within 274 days of such date of determination (based on an Independent Reserve Report that was current as of such date of determination), (C) the PUD is based upon the same Independent Reserve Report or Reserve Update on which the PDNP and PDP are based as of such date of determination, and (D) if the PDNP is not based upon an Independent Reserve Report (or a Reserve Update) that was current as of such date of determination, the Company reasonably believes, based upon its own analysis conducted in good faith and reflecting the Recent Production (and has certified in the applicable Officer’s Certificate that it so reasonably believes), that the PUD is not less than that disclosed in the Independent Reserve Report (or Reserve Update) on which the PUD is based.

“Qualified Appraiser” means a qualified, independent appraiser selected and engaged by the Company and approved by holders of Notes representing at least two-thirds (2/3) of the aggregate principal amount of the Notes then outstanding.

“Required PRV Ratio” means, with respect to any date set forth below, the ratio set forth below opposite such date:

Date	Ratio

Exchange Closing Date (if prior to September 30, 2007)	1.00

September 30, 2007	1.00

December 31, 2007	1.25

March 31, 2008	1.50

June 30, 2008 and the last day of each fiscal quarter thereafter	1.75

“Required Revenue” means, with respect to any fiscal quarter (i) ending on or after September 30, 2007 and prior to or on June 30, 2008, $300,000 and (ii) ending after June 30, 2008, $500,000.

“Required Total Proved Reserves” means, with respect to any date set forth below, the amount set forth below opposite such date:

Date	Total Proved Reserves

Exchange Closing Date (if prior to September 30, 2007)	2.0 BCFE

September 30, 2007	2.0 BCFE

December 31, 2007	4.0 BCFE

March 31, 2008	5.0 BCFE

June 30, 2008 and the last day of each fiscal quarter thereafter	7.0 BCFE

“Revenue” means the consolidated revenues of the Company and the Included Subsidiaries determined in accordance with GAAP, consistently applied; provided, however, that revenues of an Included Subsidiary that is not a wholly-owned Subsidiary shall only be recognized in the percentage amount of the Company or its wholly owned Subsidiaries’ percentage ownership of the Capital Stock of such Included Subsidiary; provided, however, that in determining Revenue for any measurement period commencing prior to the Exchange Closing and ending after the Exchange Closing, Revenue shall include the revenues of Sonterra, determined in accordance with GAAP, consistently applied, from the first day of such measurement period through (but not including) the Exchange Closing Date.

“SEC” means the U.S. Securities and Exchange Commission, or any successor thereto.

“Total Proved Reserves” means, as of any date of determination, the sum of the PUD, the PDNP and the PDP of the oil and gas properties and interests of the Company and the Included Subsidiaries in which the holder of the Notes have a valid, first priority, perfected security interest; provided, however, there shall be excluded, in making such calculation, such portion, if any, of the PUD in excess of the portion that would result in the PUD constituting 40% of such sum.

“U.S.” means the United States of America.

Principal Payments.

Optional Principal Prepayments.

General. The Company shall have the right at any time not less than ten (10) Business Days following the receipt by Holder of a Prepayment Notice from the Company, to voluntarily prepay this Note (an “Optional Prepayment”), in whole or in part, for an amount in cash equal to the sum of (A) the Principal then being prepaid pursuant to this Section 3(a), (B) the Interest Amount with respect to such Principal as of the applicable prepayment date (the “Optional Prepayment Date”) and (C) the Prepayment Premium with respect to such Principal as of the Optional Prepayment Date (collectively, the “Required Prepayment Amount”); provided, however, that the Company may not take such action unless it simultaneously takes the same action with respect to the same percentage of the outstanding principal amount of each outstanding Other Note.

Mechanics of Optional Prepayments. If the Company has delivered a Prepayment Notice in accordance with Section 3(a)(i), then the Company shall pay to the Holder the Required Prepayment Amount in cash by wire transfer of immediately available funds to an account designated by the Holder. The delivery of a Prepayment Notice by the Company to the Holder shall be irrevocable, and the failure of the Company to prepay the Required Prepayment Amount set forth therein on the applicable Optional Prepayment Date shall constitute an Event of Default hereunder.

Condition to Optional Prepayment. Notwithstanding anything to the contrary contained in this Section 3(a), the Company shall not be permitted to deliver any Prepayment Notice or to effect any Optional Prepayment at any time after any Event of Default, or any event that with the passage of time or the giving of notice (or both) and without being cured would constitute an Event of Default, has occurred and is continuing.

Mandatory Prepayment Upon Financial Covenant Test Failure.

On the second Business Day following each date that the Company files or is required to file a Periodic Report (which in each case shall disclose the Company’s Revenue for the three-month period ending on the last day of the period covered by such Periodic Report, and the Total Proved Reserves, the PRV Ratio and any Financial Covenant Test Failure Amount as of the last day of the period covered by such Periodic Report, and details of the calculations and components thereof), the Company shall deliver to the Holder, by facsimile or overnight courier, a certificate executed by its principal financial officer (an “Officer’s Certificate”) (1) certifying as to the accuracy of the Periodic Report and of the Total Proved Reserves, the PRV Ratio and any Financial Covenant Test Failure Amount disclosed therein, (2) if there is no Financial Covenant Test Failure disclosed therein, certifying that there was no Financial Covenant Test Failure as of the last day of the period covered by such Periodic Report, (3) if there was a Financial Covenant Test Failure as of the last day of the period covered by such Periodic Report, certifying as to the Holder’s Pro Rata Financial Covenant Test Failure Amount as of the last day of the period covered by such Periodic Report. Notwithstanding anything contained herein to the contrary, no Officer’s Certificate delivered by the Company to any Holder shall contain any material non-public information regarding the Company or any of the Subsidiaries. Upon the occurrence of any Financial Covenant Test Failure, the Company shall immediately prepay, without demand or notice by the Holder, by wire transfer of immediately available funds to such account as the Holder may from time to time designate, an amount equal to the Holder’s Pro Rata Financial Covenant Test Failure Amount.

In the case of a bona fide dispute as to the determination of the Revenue, PUD, PDP, PDNP, or PRV Ratio or the arithmetic calculation of any Financial Covenant Test Failure Amount, the Company shall pay any amount that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via facsimile within two (2) Business Days of the occurrence of the dispute. If the Holder and the Company are unable to agree upon the determination of the Revenue, PUD, PDP, PDNP, or PRV Ratio or the arithmetic calculation of any Financial Covenant Test Failure Amount within two (2) Business Days of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Company shall promptly (and in any event within two (2) Business Days) submit via facsimile (A) the disputed determination of the PUD, PDP, PDNP, or PRV Ratio to a qualified, independent petroleum engineer and/or a qualified, independent appraiser (other than the Petroleum Engineer and the Qualified Appraiser), as applicable, agreed to by the Company and the holders of the Notes representing at least two-thirds (2/3) of the aggregate principal amounts of the Notes then outstanding as to which such determination is being made, or (B) the disputed arithmetic calculation of the Revenue or such Financial Covenant Test Failure Amount to an independent, outside certified public accountant, agreed to by the Company and the holder of the Notes representing at least two-thirds (2/3) of the aggregate principal amounts of the Notes then outstanding as to which such determination is being made. The Company shall direct the petroleum engineer, the appraiser, or the accountant, as the case may be, to perform the determinations or calculations, at the Company’s expense, and notify the Company and the Holder of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such petroleum engineer’s, appraiser’s, or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

Mandatory Payment by the Company on Maturity Date. If any Principal remains outstanding on the Maturity Date, then the Holder shall surrender this Note, duly endorsed for cancellation to the Company, and such Principal shall be redeemed by the Company as of the Maturity Date by payment on the Maturity Date to the Holder, by wire transfer of immediately available funds, of an amount equal to 100% of such Principal.

Surrender of Note. Notwithstanding anything to the contrary set forth in this Note, upon any prepayment of this Note in accordance with its terms, the Holder shall not be required to physically surrender this Note to the Company unless all of the Principal is being repaid and the related Interest Amount and all other obligations payable under this Note (including any applicable Prepayment Premium) have been paid in full. The Holder and the Company shall maintain records showing the Principal repaid and the date(s) of such repayments or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon each such repayment. In the event of any dispute or discrepancy, such records of the Holder establishing the Principal to which the Holder is entitled shall be controlling and determinative in the absence of manifest error. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following partial repayment of any portion of this Note, the Principal of this Note may be less than the principal amount stated on the face hereof.

Defaults and Remedies.

Events of Default. An “Event of Default” shall mean any of: (i) default in payment of any Principal, Required Prepayment Amount, or Pro Rata Financial Covenant Test Failure Amount under this Note or any Other Note when and as due; (ii) default in payment of any Interest or other amount due on this Note or any Other Note that is not included in an amount described in the immediately preceding clause (i) that is not cured within three Business Days from the date such or other amount was due; (iii) failure by the Company for 10 days to comply with any other provision of this Note in all material respects; (iv) any default in payment of at least $100,000, individually or in the aggregate, under or acceleration prior to maturity of, or any event or circumstances arising such that, any person is entitled, or could, with the giving of notice and/or lapse of time and/or the fulfillment of any condition and/or the making of any determination, become entitled, to require repayment before its stated maturity of, or to take any step to enforce any security for, any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed of at least $100,000 by the Company or any of the Subsidiaries, or for money borrowed the repayment of at least $100,000 of which is guaranteed by the Company or any of the Subsidiaries, whether such indebtedness or guarantee now exists or shall be created hereafter; (v) the Company or any of the Subsidiaries pursuant to or within the meaning of any Bankruptcy Law (as defined below); (A) commences a voluntary case or applies for a receiving order; (B) consents to the entry of an order for relief against it in an involuntary case or consents to any involuntary application for a receiving order; (C) consents to the appointment of a Custodian of it or any of the Subsidiaries for all or substantially all of its property; (D) makes a general assignment for the benefit of its creditors; or (E) admits in writing that it is generally unable to pay its debts as the same become due; (vi) an involuntary case or other proceeding is commenced directly against the Company or any of the Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its Indebtedness under any Bankruptcy Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other Bankruptcy Law proceeding remains undismissed and unstayed for a period of 45 days, or an order of relief is entered against the Company as debtor under the Bankruptcy Laws as are now or hereafter in effect; (vii) the Company or any of the Subsidiaries breaches any covenant or other term or condition of the Security Documents; (viii) the Company or any of the Subsidiaries breaches any covenant or other term or condition of the Securities Exchange Agreement, the Warrants, this Note or any other Transaction Document, except, in the case of a breach of a covenant or other term that is curable, only if such breach continues for a period of at least 20 days; (ix) the Company breaches, or otherwise does not comply with, Section 4(u), or any of the provisions of Section 5, of the Securities Exchange Agreement; (x) one or more judgments, non-interlocutory orders or decrees shall be entered by a U.S. state or federal or a foreign court or administrative agency of competent jurisdiction against the Company or any of the Subsidiaries involving, in the aggregate, a liability (to the extent not covered by independent third-party insurance) as to any single or related series of transactions, incidents or conditions, of $100,000 or more, and the same shall remain unsatisfied, unvacated, unbonded or unstayed pending appeal for a period of 30 days after the entry thereof; (xi) there shall occur a Change of Control; (xii) any representation, warranty, certification or statement made by the Company or any of the Subsidiaries in the Securities Exchange Agreement, the Registration Rights Agreement, the Warrants, this Note, the Security Documents or any other Transaction Document or in any certificate, financial statement or other document delivered pursuant to any such Transaction Document is incorrect in any material respect when made (or deemed made); (xiii) any Lien created by any of the Security Documents shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be secured thereby, subject to no prior or equal Lien except Permitted Liens, or the Company or any of the Subsidiaries shall so assert, (xiv) the Company fails to file, or is determined to have failed to file, in a timely manner any Periodic Report or Current Report (other than a Current Report that is required solely pursuant to Item 1.01, 1.02, 2.03, 2.04, 2.05, 2.06, 4.02(a) or 5.02(e) of Form 8-K as in effect on the Issuance Date) required to be filed with the SEC pursuant to the 1934 Act (provided that any filing made within the time period permitted by Rule 12b-25 under the 1934 Act and pursuant to a timely filed Form 12b-25 shall, for purposes of this clause (xiv), be deemed to be timely filed) or the Revenue, the Total Proved Reserves, the PRV Ratio or any Financial Covenant Test Failure Amount disclosed in any Periodic Report is not true and correct in all material respects; or (xv) the Company fails to deliver an Officer’s Certificate pursuant to Section 3(b)(i) within five (5) days after the date such Officer’s Certificate is required to be delivered pursuant to Section 3(b)(i), any Officer’s Certificate delivered to the Holder does not contain any of the information required to be included therein pursuant to Section 3(b)(i), or any of the information contained in any Officer’s Certificate delivered to the Holder is not true, correct and complete in all material respects. The term “Bankruptcy Law” means Title 11, U.S. Code, or any similar U.S. federal or state law or law of any applicable foreign government or political subdivision thereof for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law. Within two Business Days after the occurrence of any Event of Default, the Company shall deliver written notice thereof to the Holder.

Remedies. If an Event of Default occurs and is continuing, the Holder may declare all or any portion of this Note, including any or all amounts due hereunder, to be due and payable immediately, except that in the case of an Event of Default arising from events described in clauses (v) and (vi) of Section 4(a) above, all amounts due hereunder shall immediately become due and payable without further action or notice. In addition to any remedy the Holder may have under this Note, the Security Documents and the other Transaction Documents, such unpaid amounts shall bear interest at the Default Rate, and any payment of Principal prior to the scheduled maturity thereof as a result of acceleration under this Section 4(b) shall be accompanied by the Prepayment Premium in respect thereof. Nothing in this Section 4 shall limit any other rights the Holder may have under this Note, the Security Documents or the other Transaction Documents.

Vote to Change the Terms of the Notes. The written consent of the Company and the Holder shall be required in order to affect any amendment, waiver or other modification of this Note.

Lost or Stolen Notes. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in customary form and reasonably satisfactory to the Company and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver a new Note of like tenor and date.

Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under the Securities Exchange Agreement, the Security Documents and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy, and nothing herein shall limit the Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

Specific Shall Not Limit General; Construction. No specific provision contained in this Note shall limit or modify any more general provision contained herein. This Note shall be deemed to be jointly drafted by the Company and the Buyers pursuant to the Securities Exchange Agreement and shall not be construed against any person as the drafter hereof.

Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

Notice. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Exchange Agreement.

Transfer of this Note. The Holder may assign or transfer some or all of its rights hereunder, subject to compliance with applicable Securities Laws (if applicable) and the provisions of Section 2(f) of the Securities Exchange Agreement without the consent of the Company. Notwithstanding anything to the contrary contained in this Section 11, each such assignee or transferee, upon becoming a Holder hereunder, acknowledges that it is bound by the terms and conditions of Section 5.12 of the Security Agreement and agrees to, promptly upon the request of the Collateral Agent, deliver to Collateral Agent a written Joinder to the Security Agreement and other Security Documents.

Payment of Collection, Enforcement and Other Costs. Without limiting the provisions of the Securities Exchange Agreement, the Security Documents and the other Transaction Documents, if (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; or (b) an attorney is retained to represent the Holder in any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action, including reasonable attorneys’ fees and disbursements.

Cancellation. After all principal and other amounts at any time owed under this Note have been paid in full in accordance with the terms hereof, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

Note Exchangeable for Different Denominations. Subject to Section 3(d), in the event of an option, mandatory or scheduled payment of less than all of the Principal pursuant to the terms hereof, the Company shall, upon the request of Holder and tender of this Note promptly cause to be issued and delivered to the Holder, a new Note of like tenor representing the remaining Principal that has not been so repaid. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes containing the same terms and conditions and representing in the aggregate the Principal, and each such new Note will represent such portion of such Principal as is designated by the Holder at the time of such surrender. The date the Company initially issued this Note shall be the “Issuance Date” hereof regardless of the number of times a new Note shall be issued.

Taxes.

Payments Free of Taxes. Any and all payments by or on account of any obligation of the Company or any of the Included Subsidiaries under this Note, the Securities Exchange Agreement, the Security Documents or any other Transaction Document shall be made without any set-off, counterclaim or deduction and free and clear of and without deduction for any Indemnified Taxes; provided that if the Company or any of the Included Subsidiaries shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 15(a)), the Holder receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company or the applicable Included Subsidiary shall make such deductions and (iii) the Company or the applicable Included Subsidiary as applicable shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

Indemnification by the Company. The Company shall indemnify the Holder, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Holder, on or with respect to any payment by or on account of any obligation of the Company or any of the Included Subsidiaries under the Notes, the Securities Exchange Agreement, the Security Documents or any of the other Transaction Documents (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 15) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Holder as to the amount of such payment or liability under this Section 15 shall be delivered to the Company and shall be conclusive absent manifest error. In addition, the Company shall promptly pay the fees, costs and expenses incurred thereby in connection with the engagement of the Petroleum Engineer and the Qualified Appraiser with respect to the determination of the PUD, the PDNP, the PDP, the PRV Ratio, the Revenue and the Financial Covenant Test Failure Amount.

Waiver of Notice. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, the Security Documents, the Securities Exchange Agreement and the other Transaction Documents.

Governing Law. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other country or jurisdiction) that would cause the application of the laws of any jurisdiction or country other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof by registered or certified U.S. mail, return receipt requested, or by a nationally recognized overnight delivery service, to such party at the address for such notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

Further Assurances. The Company shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the Holder may reasonably request in order to carry out the intent and accomplish the purposes of this Note and the consummation of the transactions contemplated hereby.

Payment Set Aside. To the extent that the Company makes a payment or payments to the Holder hereunder or the Holder enforces or exercises its rights hereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, by a trustee, receiver or any other person under any law (including any Bankruptcy Law, U.S. state or federal law, the laws of any foreign government or any political subdivision thereof, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Interpretative Matters. Unless the context otherwise requires, (a) all references to Sections, Schedules or Exhibits are to Sections, Schedules or Exhibits contained in or attached to this Note, (b) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) the use of the word “including” in this Note shall be by way of example rather than limitation.

Signatures. In the event that any signature to this Note or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. Notwithstanding the foregoing, the Company shall be required to deliver an originally executed Note to the Holder. At the request of any party each other party shall promptly re-execute an original form of this Note or any amendment hereto and deliver the same to the other party. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Note or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each party hereto forever waives any such defense.

[ Remainder of Page Intentionally Left Blank; Signature Page Follows ]

IN WITNESS WHEREOF, the Company has caused this Note to be executed on its behalf by the undersigned as of the year and date first above written.

SONTERRA RESOURCES, INC. (f/k/a River Capital Group, Inc.), a Delaware corporation By: /s/ Howard Taylor Name: Howard Taylor Title: Chief Executive Officer

EXHIBIT A
Petroleum Engineer Report Guidelines
[Attached]